                                                                    Exhibit 99.1

                                OPEN MEETING ITEM
                                     (SEAL)

        COMMISSIONERS                                           BRIAN C. MCNEIL
JEFF HATCH-MILLER - CHAIRMAN                                  EXECUTIVE DIRECTOR
     WILLIAM A. MUNDELL
        MARC SPITZER                                               RECEIVED
        MIKE GLEASON                                          2006 JAN-4 A 11:59
      KRISTIN K. MAYES                                        AZ CORP COMMISSION
                                                               DOCUMENT CONTROL

                         ARIZONA CORPORATION COMMISSION

DATE: January 4, 2006
DOCKET NO: E-01345A-03-0437 and E-01345A-05-0526
TO ALL PARTIES:

     Enclosed please find the recommendation of Chief Administrative Law Judge Lyn Farmer. The recommendation has been filed in the form of an Opinion and Order on:

                         ARIZONA PUBLIC SERVICE COMPANY

               (PLAN OF ADMINISTRATION AND SURCHARGE APPLICATION)

     Pursuant to A.A.C. R14-3-110(B), you may file exceptions to the recommendation of the Administrative Law Judge by filing an original and thirteen (13) copies of the exceptions with the Commission's Docket Control at the address listed below by 4:00 P.M. on or before:

                                JANUARY 13, 2006

     The enclosed is NOT an order of the Commission, but a recommendation of the Administrative Law Judge to the Commissioners. Consideration of this matter has tentatively been scheduled for the Commission's Open Meeting to be held on:

                                TO BE DETERMINED

     For more information, you may contact Docket Control at (602)542-3477 or the Hearing Division at (602)542-4250. For more information about the Open Meeting, contact the Executive Director's Office at (602) 542-3931.


                                        /s/ BRIAN C. McNEIL
                                        ----------------------------------------
                                        BRIAN C. McNEIL
                                        EXECUTIVE DIRECTOR

   1200 WEST WASHINGTON STREET; PHOENIX, ARIZONA 85007-2927 4OO WEST CONGRESS
                       STREET; TUCSON, ARIZONA 85701-1347
                               www.cc.state.az.us

                    BEFORE THE ARIZONA CORPORATION COMMISSION

COMMISSIONERS

JEFF HATCH-MILLER, Chairman
WILLIAM A. MUNDELL
MARC SPITZER
MIKE GLEASON
KRISTIN K. MAYES

IN THE MATTER OF THE APPLICATION OF ARIZONA PUBLIC   DOCKET NO. E-01345A-03-0437
SERVICE COMPANY FOR A HEARING TO DETERMINE THE
FAIR VALUE OF THE UTILITY PROPERTY OF THE COMPANY
FOR RATEMAKING PURPOSES, TO FIX A JUST AND
REASONABLE RATE OF RETURN THEREON, TO APPROVE RATE
SCHEDULES DESIGNED TO DEVELOP SUCH RETURN, AND FOR
APPROVAL OF PURCHASED POWER CONTRACT.

IN THE MATTER OF THE APPLICATION OR ARIZONA PUBLIC   DOCKET NO. E-01345A-05-0526
SERVICE COMPANY FOR APPROVAL OF A POWER SUPPLY
ADJUSTOR SURCHARGE.                                  DECISION NO. ______________

                                                     OPINION AND ORDER

DATES OF HEARING:           October 26, 27 and 28, 2005

PLACE OF HEARING:           Phoenix, Arizona

ADMINISTRATIVE LAW JUDGE:   Lyn Farmer

IN ATTENDANCE:              Jeff Hatch-Miller, Chairman
                            William A. Mundell, Commissioner
                            Marc Spitzer, Commissioner
                            Mike Gleason, Commissioner
                            Kristin K. Mayes, Commissioner

APPEARANCES:                Mr. Thomas L. Mumaw and Ms. Karilee S. Ramaley,
                            PINNACLE WEST CAPITAL COPORATION, on behalf of
                            Arizona Public Service Company;

                            Mr. C. Webb Crockett, FENNEMORE CRIAG, P.C., on behalf of Arizonans for Electric Choice and Competition and Phelps Dodge Mining Company;

                            Mr. Scott S. Wakefield, Chief Counsel, on behalf of the Residential Utility Consumer Office;

                            Mr. Lawrence V. Robertson, Jr., MUNGER CHADWICK, on behalf of the Southwestern Power Group II, LLC, Mesquite Power, LLC and Bowie Power Station, LLC;

                            Mr. Jay I. Moyes, MOYES STOREY, on behalf of
                            Arizona-AG Group;

                            Ms. Laura Sixkiller, ROSHKA, DeWULF & PATTEN, PLC, on behalf of UniSource Energy Services;

                            Mr. Walter W. Meek, on behalf of the Arizona Utility Investors Association;

                            Mr. Greg Patterson, Executive Director, on behalf of the Arizona Competitive Power Alliance; and

                            Mr. Christopher Kempley, Chief Counsel, Legal Division, on behalf of the Utilities Division of the Arizona Corporation Commission.

BY THE COMMISSION:

     On June 27, 2003, the Arizona Public Service Company ("APS") filed with the Arizona Corporation Commission ("Commission"), an application for a rate increase and for approval of purchased power contract (the "rate case"). In Decision No. 67744 (April 7, 2005), the Commission approved, with modifications, the Power Supply Adjustor ("PSA") contained in the Settlement Agreement and ordered the parties to "submit a PSA Plan of Administration that reflects the determinations in this Decision for Commission approval within 60 days of the effective date of this Decision."(1)

     On June 6, 2005, the Commission's Utilities Division ("Staff") filed a Notice of Filing Plan of Administration.

     On July 22, 2005, APS filed with the Commission an application for approval of a PSA surcharge ("Surcharge Application").

     On September 14, 2005, the matters were consolidated for purposes of hearing.

     On October 17, 2005, Staff filed a Revised Plan of Administration.

     The hearing was held as scheduled on October 26, 27 and 28, 2005. Witnesses testified on behalf of APS, Staff, and the Residential Utility Consumer Office ("RUCO"). Briefs were filed by the parties on November 15, 16, and 21, 2005.

....

----------
(1)  Decision No. 67744 at p. 42.

                                                         DECISION NO. __________

                             PLAN OF ADMINISTRATION

     In Decision No. 67744, the Commission approved a Power Supply Adjustor for APS and directed the parties to file a Plan of Administration ("Plan") that was consistent with the determinations made in the Decision. The Plan is a document that sets forth the purpose of the PSA, how it functions and how calculations are made, and includes schedules and definitions. APS also files with the Commission its PSA schedule that incorporates the Plan and the PSA.

     The Notice of Filing Plan for Administration that was filed by Staff on June 6, 2005, was submitted on behalf of the settling parties in the rate case. The notice stated that there were two issues that were unresolved in the Plan for Administration as filed: the operation of the $100 million cap(2); and the treatment of brokerage and wheeling costs. On July 25, 2005, Staff docketed an Open Memorandum and attached Recommended Order. Staff's Memorandum set forth four options for handling the $100 million cap, including Staff's preferred option, where the $100 million cap would apply to each APS filing. Staff's Recommended Order adopted Staff's position that wheeling costs were allowed to be included in the PSA, but that brokerage costs should be excluded because they were not included in the base fuel cost rates. The Staff Recommended Order also adopted Staff's preferred interpretation of the $100 million cap.(3)

     At the hearing on the Plan of Administration, Staff's witness Barbara Keene testified that the "purpose of the PSA is to track changes in APS' cost of obtaining power supplies by comparing actual costs on a going forward basis to the base cost of $0.020743 per kWh established by Decision No. 67744. The major features of the PSA are: (1) a 90 percent ratepayer/10 percent APS sharing mechanism, (2) the inclusion of off-system sales revenue, (3) the inclusion of fuel and purchased power costs, (4) an Adjustor Rate, (5) a bandwidth on changes in the Adjustor Rate of plus or minus $0.004 per kWh in a year and over the life of the PSA, (6) a balancing account, (7) a Surcharge mechanism, and (8) a limit of $776,200,000 on annual power supply costs. Exhibit S-1, Keene testimony pp 2-3.

----------
(2) The "$100 million cap" was in the Hatch-Miller amendment #2 and the oral amendment to that amendment adopted during the Commission's March, 2005 Special Open Meeting adopting Decision No. 67744.

(3) At the hearing, Staff testified that they concluded that the Commission had not intended to disallow prudently incurred costs, but was concerned about the timing of the recovery. Tr. pp 255-256.

                                                         DECISION NO. __________

     According to Staff, the "results of the PSA are applied to customer bills through the Adjustor Rate", which was originally set at zero and is to be reset on April 1 of each year. APS is required to provide a report to the Commission on March 1 of each year showing the calculation of the new Adjuster Rate. Pursuant to the Settlement Agreement, if the size of the balancing account reaches either plus or minus $50 million, APS has forty-five days to file for Commission approval of a surcharge or file an explanation of why a surcharge is not necessary.

     Decision No. 67744 capped "the balancing account to an aggregate amount of $100 million" and stated that "[s]hould the Company seek to recover or refund a bank balance pursuant to Paragraph 19E of the Settlement Agreement, the timing and manner of recovery or refund of that existing bank balance will be addressed at such time. In no event shall the Company allow the bank balance to reach $100 million prior to seeking recovery or refund. Following a proceeding to recover or refund a bank balance between $50 and $100 million, the bank balance shall be reset to zero unless otherwise ordered by the Commission." Decision No. 67744, p 17.

     In Staff witness Barbara Keene's direct testimony filed on October 17, 2005, a Revised PSA Plan of Administration was submitted. Among the modifications were:

     - a sentence added that gives the date (April 1, 2005) that the Adjustor rate was set at zero;

     - a sentence was added that states the change in the bandwidth is limited to $0.004 from the base level;

     - two sentences were added that state that any additional recoverable or refundable amounts would be recorded in a balancing account to be carried over to future years and not be subject to further sharing;

     - language was inserted that explains that balancing account entries are made each month, starting with April 2005, that reflect the difference between 90 percent of incurred fuel and purchased power costs, less the balance of any approved surcharge, and the sum of costs collected through the base cost rate and the Adjustor Rate, to reflect the 90/10 sharing;

     - language was added stating that a surcharge may go into effect prior to the April 1 recalculation of the Adjustor Rate, if the surcharge is approved by the Commission;

     - definitions were added for "Adjustor Rate," "Amortization Surcharge," "Balancing Account," "Bandwidth Carry Forward from Prior Period," "Bank Balance," "Base Cost of Fuel and Purchased Power," "PSA," "Surcharge Balance System Book Fuel and Purchased Power Costs," "System Book Off-system Sales Revenue," and "Wheeling Costs";

     - language was added to "clarify that revenue collected from the Adjustor Rate is credited to the Balancing Account";

     - a sentence was added that "clarifies that monthly interest includes interest from both the Balancing Account and from outstanding balances from Commission-approved Amortization Surcharges, if the Surcharge Balance was approved to accrue interest";

                                                         DECISION NO. __________

     - language was added to subtract Commission-approved surcharge balances from the total costs used to calculate the April 1 Adjustor Rate;

     - language was added that "clarifies that the Balancing Account serves as the vehicle for tracking ongoing deferrals of the difference between APS' prudently incurred costs of fuel and purchased power and APS actual recovery of those costs through base rates plus the Adjustor Rate.";

     - a sentence was added that states that any Surcharge balance will be shown separately on monthly reports and will not be part of the Balancing Account;

     - a sentence was added to "clarify that interest may be applied to any outstanding Surcharge balance that was approved to accrue interest";

     - language was added to "clarify that the $50 million threshold trigger applies when a monthly report filed with the Commission shows a Bank Balance of at least $50 million;

     - language was added that "clarifies that APS may file a request for a Surcharge at any time";

     - language was added to "clarify that once APS has filed a request for a Surcharge, the amount requested in the filing is excluded from the balance used to determine if the $100 million cap has been reached";

     - and FERC account 565 Wheeling was added to the list of allowable costs, and the reference to broker fees was deleted. Keene testimony pp 4-8.

     Staff also recommended that APS docket a PSA Plan of Administration consistent with the Commission's Decision in this proceeding within 15 days of the Decision.

     APS' witness and RUCO's witness testified in support of the Revised Plan of Administration as presented by Staff. In its post-hearing brief, APS states that it "believes that the only issues concerning the Plan of Administration revolve around: (1) the interpretation given Paragraphs 19 and 20 to the 2004 APS Settlement Agreement, more specifically, subparagraphs 19 (b) and (d) as well as 20 (a); and (2) the $100 million PSA deferral "trigger" before which APS is required to request a surcharge." APS Brief p. 9.

     In discussing Paragraph 19(d) and the language "any additional recoverable or refundable amounts" and being "recorded in a balancing account", APS seems to be arguing against an interpretation of that language that would limit the "additional recoverable or refundable amounts" to exclude otherwise recoverable costs. It is not clear what position or interpretation APS is arguing against, as no interpretation was discussed during the hearing that would eliminate the Company's ability to recover annual costs that are between the base costs and the $776.2 million cap on fuel and purchased power costs. The record is clear that the total amount of fuel and purchased power costs that APS incurs per year over the base costs that can be authorized to be collected through either an

                                                         DECISION NO. __________
adjustor or surcharge is limited by the $776.2 million cap.(4)

     The issue that the Commission must address in this proceeding is when, and through what mechanism, that amount can be collected. In its Post-Hearing Brief, Staff stated that "the parties believe that the express terms of Decision No.
67744 and the settlement agreement contemplate a single balancing account.... By contrast, it appears possible that the Commission may have intended a separate and distinct balancing account for purposes of the 'carryover' amount remaining after the application of the bandwidths." Staff Brief p. 3.

     In order to reflect the determinations we made in Decision No. 67744, it is helpful to review the testimony and evidence in the record in the rate case as well as in this proceeding.

     In APS' rebuttal testimony in its rate case, Mr. Robinson testified that APS was proposing a PSA with elements that included: "The use of an annual calculation, thus encompassing all seasons of the year; ... A cap on annual changes to the surcharge of $0.004/kWh 'PCCF(5) Bandwidth'; ... Any balance not recovered due to the PCCF Bandwidth rolls forward and is recovered in the next subsequent period, subject to the PCCF Bandwidth:" (Robinson rate case rebuttal testimony, Exhibit APS-4R,p. 16)

     Mr. David Rumolo's rate case rebuttal testimony included APS' proposed Power Supply Adjustment Plan for Administration and its proposed Rate Schedule PSA-1 (Schedule DJR-6RB). The Plan contains a paragraph entitled "Balancing Account and Amortization Charge", (p. 4 of Plan) Pursuant to this provision, APS is to establish a PSA Balancing Account and entries are made to the Account each month. It provides that "[t]he Company can file a request with the Commission for approval of an Amortization Charge if the Account balance exceeds plus or minus $50,000,000. The Commission, after reviewing the application, may authorize the balance to be amortized and the time period of its recovery." (p. 5 of Plan)

     In APS' rate case settlement testimony of Donald Robinson, the "key elements" of the PSA included in the Settlement Agreement are set forth and include the following elements: "The adjustor

----------
(4) Although APS' August 15, 2005 letter in response to Commissioner Mayes' August 4, 2005 letter seems to indicate that APS believed that the $776.2 million cap did not apply to surcharges, Mr. Wheeler acknowledged and testified that the $776.2 million cap applied to the PSA adjustor and surcharge. Tr. pp. 539, 703

(5)  Defined as "Power Cost Component Factor".

                                                         DECISION NO. __________
rate will initially be set at zero and not adjusted for the first time until April 1, 2006; the maximum adjustment in any one year will be plus or minus $0.004 per kilowatt hour ("kWh") with any additional amounts carried over." And "APS will file a plan of administration describing how the PSA will operate as part of its compliance filing in this docket." (Robinson rate case settlement testimony, Exhibit APS 2-SD p. 9) No mention is made in Mr. Robinson's testimony of a surcharge mechanism. Mr. Robinson also testified that "[t]he settlement also limits the amount of the annual adjustment under most circumstances, which helps smooth changes in rates over time. That limit is 4 mils per kWh, or roughly 5 % for a typical residential customer." (Robinson rate case settlement testimony, Exhibit APS 2-SD, p. 12) No Plan of Administration was filed with the proposed Settlement Agreement or provided for the Commission to review prior to voting on the Settlement Agreement.

     Staff's November 26, 2004 rate case filing in response to requests for an analysis of how various proposals for APS rates will impact an average customer bill sets forth in "Appendix C: Scenario PSA Bank Balance Calculation" the balancing account calculations for various scenarios. These calculations show that the "Balancing Account Balance" and the "Amount Balancing Account Exceeds $50 million trigger" are both calculated after application of the 90/10 sharing, and after subtracting the amount to be captured within $0.004 band. For example, Scenarios 5 and 20 show a balance after 90/10 sharing of $164,884,052; a balance per kwh remaining outside the $0.004 band of $0.00254; a "balancing account balance of $64,050,904; and a $14,050,904 "amount balancing account exceeds $50 million trigger."

     APS rate case revised exhibit 18 shows E-12 Customers' Average and Median Monthly Bill with Increase and Adjustors, comparing the settlement rates with APS' direct case rates. For 2005, the schedule contains no line for a PSA charge, but in 2006, it identifies "potential 2006 adjustments" and has a line for "Plus PSA 4 Mill" of $2.95 for the average usage, and $1.84 for median usage. The line was footnoted, stating that "Actual impact in 2006 will vary depending on factors such as gas and coal prices, transportation costs, customer growth, customer usage, fuel mix, off-systems sales, and other factors."

     The transcript from the March 2005 Special Open Meeting ("SOM") includes a lengthy

                                                         DECISION NO. __________
discussion about how the PSA will work, as reflected in the following comments:

     - Commissioner Mayes: "So I would like to see what the average bill would be under the Hatch-Miller amendment, which, as you know, allows for 4 mil in one year, plus $100 million in the surcharge, which could be - which APS could ask for in one year, in 12 months." SOM Tr. p 125.

     - Commissioner Gleason: "Under this settlement, when does the PSA become effective each year? Mr. Mumaw: The earliest it would become effective, as far as actually showing a positive amount, would be, I believe, April of 2006... . The month in which it kicks in is less important than the ability to defer costs above and below whatever amount is established either in base rates or in the PSA adjustment mechanism." SOM Tr. p 139.

     - Mr. Wheeler: "I know that the settlement agreement in itself speaks in terms of annual. The document is very clear on that point. I think our brief was very clear on that point. I can't remember all exchanges in the record. I'm sure nobody would have said it's not an annual event, whether or not that was communicated the other way around." SOM Tr. p 246.

     - Mr. Wheeler: "... is that the real issue was how would you deal with cost recovery of any balance that was there above the 4 mil. Would it be through a surcharge, would it be through another mechanism." SOM T. p 247.

     - Explanation of proposed amendments by ALJ; explanation that total amount to be collected in PSA would be approximately $200 million, with $100 million in the 4 mil adjuster and the rest in the bank balance available to be amortized through a surcharge; request for parties to respond if they disagree with explanation, SOM Tr. pp 248-251.

     - Commissioner Spitzer: "How well this Commission gets out in front in dealing with this problem in a way that's protective of ratepayer interest, I think the 4 mil bandwidth applied with the ceiling as is done in all three amendments is appropriate, and I totally support that and I think that's in the ratepayer interest ... I'm supportive of the Hatch-Miller amendment as a means of balancing those interests. I don't want prudently incurred costs to be disallowed. I don't think that's good policy. I think that creates more ratepayer risk than, in terms of the big picture, in terms of the whole context." SOM Tr. pp 255-256.

     - Mr. Wheeler: "That assumes that if there was $100 million bank balance after the 4 mil adjuster, and it were all collected in one year, that's what would happen. But there's no requirement that any bank balance be amortized over one year as opposed to a shorter, longer, or different period. Com. Mayes: ... you're right that you wouldn't necessarily get it the first year, although you could, but there would be $100 million left over that was not collected by the 4 mil, very potentially, correct? Mr. Wheeler: Mr. Chairman, Commissioner, yes, that's correct. ... Com. Mayes: If you got to collect under the
          Hatch-Miller amendment you would get to collect $100 million, although not necessarily in the first year, but you could, if we approved it, you would get to collect under the Hatch-Miller amendment, $100 million through the surcharge mechanism, and almost certainly over time, you would be allowed to collect that under the Hatch-Miller amendment; correct? Mr. Wheeler: If they were reasonable and prudent costs, yes." SOM Tr. p 259-260.

     - Commissioner Gleason: "My answer to that is if, as you propose, this 4 mil becomes additive, you never have an impetus to come in, because the thing just keeps going on. I want to have a checkpoint in the system, and that's where the flat 4 mil and the 50 million bandwidth, that's a checkpoint." SOM Tr. p 265.

     - Chairman Hatch-Miller: "And that's how I understand it as well. The idea is I don't want to put more than $100 million on the tab. I mean, I figure if things are so out of control your 4 mil have already been eaten up, and now you've got a hundred million dollars sitting in a past

                                                         DECISION NO. __________
          due account, we ought to be meeting and we ought to be talking about what's going on and trying to figure it out. I know you'd rather it adjusts automatically for the increases in more fuel as natural gas, but I'm trying to adjust for the cost of the natural gas fuel rather than the fact the fuel mix is changing." SOM Tr. pp 268-69.

     - Commissioner Spitzer: "But it seems to me that again, in balancing the interests of the company and interests of the ratepayer, the Hatch-Miller amendment is in between. It's a middle ground. It doesn't disallow the costs. It is simply shielding the ratepayers from some of the most dramatic impacts. And I won't say modest, because no rate increase is modest, but it is by adjusting the bandwidth and providing for an aggregate of 100 million." SOM Tr. p 271.

     - "CALJ FARMER: "Based on my calculations, it looks like the most that's going to go into the PSA is going to be approximately $200 million after the 90/10 sharing, that is the most in any one year. CHMN. HATCH-MILLER: Does that include the 4 mil? CALJ FARMER: It's the difference between the cap I put on the fuel costs and the amount that would be recovered each year through the base cost. That difference, the most it can be would be about 200 million. The 4 mil bandwidth collects approximately $100 million. So you've got, of the 200 million, half of it goes into the bandwidth, half of it either under Commissioner Gleason's amendment, goes to a balancing account, under Commission Mayes' amendment disappears, under your amendment, goes to a balancing account at which point the company, since it's already reached the $50 million trigger, would have 45 days to file or use or amortize that through a surcharge. CHMN. HATCH-MILLER: Can you live with it? MR. DAVIS: Let me repeat, Mr. Chairman, we agree with the Judge Farmer's calculations. The most you could ever get just under the 776 is about $200 million. What I'm saying, it depends on how you handle that $100 million cap." SOM Tr. p 283.

     -    Commissioner Mundell: "I'm still back to what the customer bill is going to look like ..... What's the next bill going to look like under most likely scenario? . . . Mr. WHEELER: Mr. Chairman, Commission Mundell, what you're likely to see is us coming in indicating to you the $50 million trigger has been reached sometime this year, remembering that you will not make any adjustments until April of 2006." SOM Tr. p 295.

     - Explanation of Hatch-Miller amendment by ALJ. SOM Tr. pp 318-19; explanation of PSA. SOM Tr. p 333,364.

     In its Post-Hearing Brief, Staff provided a good overall explanation of the two possible interpretations of the meaning and purpose of the "balancing account" identified in Paragraph 19(d) of the Settlement Agreement, and its relationship to the $100 million cap imposed in Decision No. 67744. Staff stated that there was evidence to support both interpretations: that Paragraphs 19 and 20 create a single balancing account ("single balancing account") or that they create two separate accounts, one to "record the 'carryover' amounts resulting from the application of the bandwidths and an entirely separate Paragraph 20 account to comprehensively track the ongoing inputs and outputs that are used to calculate the PSA 'bank balance'". Staff Brief p. 7. Therefore, Staff chose to focus on the consequences of the two interpretations, and identified three possible consequences: timing of

                                                         DECISION NO. __________
recovery; whether there is an opportunity for an "automatic disallowance"; and differences in the accumulation of interest.

     ANALYSIS/RESOLUTION

     There was a lot of discussion at the hearing concerning the terms contained in the Settlement Agreement and in Decision No. 67744. Because no Plan of Administration was drafted to review in conjunction with the Settlement Agreement, the Commission relied on the language contained in the Settlement Agreement and testimony at the hearing, to decide whether to adopt a PSA. Because we modified the Settlement Agreement, and some of the provisions of the PSA, we required the parties to submit a Plan for our approval, in order to insure that the Plan complied with our determinations.

     The revised Plan of Administration filed with Staff's October, 2005 testimony is consistent with the interpretation that only one balancing account was to be created, and that surcharges were possible at any time. It accounts for and applies the determinations we made in Decision No. 67744 that are consistent with that interpretation. However, were we to adopt this interpretation, an additional modification is needed to the revised Plan. Just as Staff added language to the revised Plan to subtract Commission-approved surcharge balances from the total costs used to calculate the April 1 Adjustor Rate, the same is true for the amount that is used in setting the adjustor rate
- the total balance to be collected by the adjustor should be subtracted from the balancing account for purposes of determining when a surcharge is appropriate.(6)

     We believe that we adopted an annual PSA, one that specifically and intentionally took an entire year's fuel and purchased power costs and compared them to the base costs that the parties agreed to in the Settlement Agreement and that we adopted(7), and then established a yearly adjustor to recoup those uncollected costs, with the constraints of total costs to be recovered ($776.2 million cap on costs) and constraints on the amount that could be recovered through one of the mechanisms, the adjustor (the 4 mil bandwidth), with any additional amounts that were recoverable or refundable (the amount left over after application of the adjustor) being put into a balancing account that would earn

----------
(6) See Staff late-filed exhibit S-6, Scenario 2 which appears to allow APS to collect more than the annual difference in base versus actual costs.
     Schedule 3's adjustor rate collects $112 million, with a carryover of $59.8 million, which combined total more than the $143,122,971 allowed.

(7) "Therefore, we will adopt an adjustor that collects or refunds the annual fuel costs that differ from the base year level." Decision No. 67744 p. 17.

                                                         DECISION NO. __________
interest, and would be available for future recovery. If there were "additional recoverable or refundable amounts", then APS could file for a surcharge and request whatever recovery time it desired, and if the amount met the $50 million "trigger", then APS would be obligated to make its filing, either for a surcharge, or explaining why it was not requesting one.

     This interpretation of the Settlement Agreement provisions on the PSA, as well as the limits we added in our Decision, is supported by the plain language of the Settlement Agreement and the Decision. Both the initial and revised versions of the Plan of Administration proposed by the parties state that "[t]he purpose of the Power Supply Adjustment ("PSA") is to track changes in Arizona Public Service Company's ('APS' or the 'Company') cost of obtaining power supplies. This is done by making an annual adjustment to the cost of fuel and purchased power embedded in APS' base rates." (Plan, p. 2) Staff has consistently presented written documents and testified that the "results of the PSA are applied to customer bills through the Adjustor Rate." (June 6, 2005 Plan for Administration, p. 2; Staff July 25, 2005 Open Meeting Memorandum, p. 1; Barbara Keene testimony, p. 3; Revised Plan, p. 2; William Gehlen testimony p.
2)

     In the Settlement Agreement that APS voluntarily entered into, it agreed to a PSA that limited the adjustor to 4 mils, which testimony at the rate hearing established was approximately $100 million.(8) APS acknowledged that "the gas costs that are embedded in the base fuel rate are lower than the gas costs we're currently paying" and that it would likely run up to the 4 mil cap in 2005. SOM Tr. pp 39, 42. So it is clear that APS knew that it could be deferring at least $100 million for recovery to being in April of each year. Therefore, it is difficult to understand why APS is complaining about hardships resulting from its alleged "under-recovery" of $100 million prior to the end of the annual period for determining allowable costs to be recovered.

     If surcharges were allowed to occur during the year while costs are being tracked, prior to the "results of the PSA", then there would never be an Adjustor Rate that would meet the 4 mil bandwidth and perhaps never even an adjustor. That interpretation of the PSA is inconsistent with how its stated purpose is to be implemented; it frustrates the purpose of an annual adjustor

----------
(8) Although the adjustor in the settlement agreement would have allowed the 4 mil bandwidth to be cumulative, Decision No. 67744 modified that bandwidth limit to 4 mil over the lifetime of the PSA, and APS did not appeal Decision No. 67744.

                                                         DECISION NO. __________
mechanism(9); it can cause repeated incremental rate changes that may not reflect the full impact of price changes in fuel and purchased power necessary to send the appropriate signal to consumers; it will needlessly complicate the tracking and record keeping,(10) especially in light of the $776.2 million cap; it makes Commission and Staff oversight more difficult and time consuming; and it appears to serve no purpose other than to speed up the initiation of recovery, not necessarily the recovery itself (adjustors collect over one year, surcharges collect over whatever time frame the Commission determines).

     Staff testified that it "believes that APS may file a request for a Surcharge at any time because neither the Commission's order nor the Settlement Agreement specifically precludes such a filing. Furthermore, allowing APS to file such an application provides both APS and the Commission the opportunity to more effectively respond to unexpected circumstances that may affect the Bank Balance." Keene testimony at p 7.

     We note that the need for a "revised" Plan to "clarify" the original Plan arose after APS filed its Surcharge Application. Using Staff's logic, it would be equally plausible that because neither the Commission's order nor the Settlement Agreement specifically provided that a surcharge could be implemented prior to the adjustor, none is allowed. The parties to a settlement agreement have an obligation to clearly and completely communicate the provisions of that agreement.(11) The exhibits at the rate hearing indicated that a surcharge was possible once the 4 mil bandwidth was applied to set an adjustor rate. Staff's November 26, 2004 rate case filing and Staff's Exhibit S-35 in the rate case which responded to Commissioner Mundell's request for additional PSA scenarios, and the March 9, 2005 Bob Gray memo all set forth in schedules how amounts were recorded in the Paragraph 19(d) balancing account. Staff's November 26, 2004 filing shows that at base rates, approximately $100,000,000 will be collected by the 4 mil band - under the parties' interpretation of the PSA

----------
(9) It uses an average price of fuel and purchased power for a time period that does not "match" the 12 months used to set the base cost of fuel and purchased power. See discussion in transcript pp 605-606.

(10) As an example see Staff Late-Filed Exhibit S-6, Schedule 4.

(11) It is clear from the hearing record that the Commissioners were trying to understand the potential rate impacts of adopting the Settlement Agreement and the PSA and had to ask the parties to prepare schedules showing possible scenarios over several years. SOM Tr. p. 29. Contrary to APS' apparent position as set forth in Steve Wheeler's testimony on the Plan and in APS' August 15, 2005 response contained in Issue #6 to Commissioner Mayes August 4, 2005 letter, the adjustor is designed to collect the previous year's under-recovery of fuel and purchased power costs, and is not a reset of the base rate.

                                                         DECISION NO. __________
adopted in Decision No. 67744, the Company would have already been obligated to notify the Commission and apply for a surcharge twice, perhaps thereby never having a balance to reset the PSA adjustor rate. It appears that if the $50 million trigger for a surcharge application were to apply to the ongoing monthly tracking of debits and credits, there would never need to be a PSA adjustor rate established, much less an annual adjustor with a limit of 4 mils.(12)

     APS revised exhibit 18 is consistent with the interpretation that the PSA adjustor rate and any surcharge were to be calculated on an annual basis, using the previous year's actual fuel and purchased power costs, and it has no line for a PSA surcharge in 2005, but does have a line for a 4 mil adjustor in 2006.

     Although APS asserts that at the Commission's Special Open Meeting in March 2005, Mr. Wheeler "informed the Commission that a PSA surcharge request was likely this year,"(13) Mr. Wheeler did state that "what you're likely to see is us coming in indictating to you the $50 million trigger has been reached sometime this year, remembering that you will not make any adjustments until April of 2006."(14) This statement at the Open Meeting was not supported by any sworn testimony, and although it may have been APS' understanding all along that a surcharge was possible prior to the annual adjustor reset, it had not communicated that understanding to the Commission on the hearing record. Further, a very likely interpretation of the statement would be that APS could tell from tracking its costs that there was likely to be $50 million remaining after application of the 4 mil bandwidth, especially considering the reminder that no adjustments would be made until April 2006.

     The amendment that was drafted by the parties as an oral amendment to the Hatch-Miller Amendment #2 stated that in "no event shall the Company allow the bank balance to reach $100 million prior to seeking recovery or refund. Following a proceeding to recover or refund a bank balance between $50 million and $100 million, the bank balance shall be reset to zero unless otherwise ordered by the Commission." Read in conjunction with the Hatch-Miller Amendment #2 which indicated a belief that APS must have an incentive to file a rate case and limited the 4 mil

----------
(12) Apparently, the trigger is always being pulled. See Staff late-filed exhibit S-6 Schedule 4, the Balance Account less amortization surcharge always exceeds $100 million.

(13) APS' Brief cites this to Tr. Vol. I at 64 of the Open Meeting, which does not appear to contain that language, although APS may be referring to p. 295 of the transcript as cited herein.

(14) SOM transcript p. 295.

                                                         DECISION NO. __________
bandwidth to the life of the PSA and capped the balancing account to $100 million, and the discussion that APS should not be precluded from recovering prudently incurred costs, a reasonable interpretation is that pursuant to Paragraph 19(d) of the Settlement Agreement, after calculation of the bandwidth, "any additional recoverable or refundable amounts shall be recorded in a balancing account and shall carry over to subsequent year or years", and when, pursuant to Paragraph 19(e), "when the size of the balancing account reaches either plus or minus $50 million, APS will have forty-five days to file for Commission approval of a surcharge to amortize the over-recovered/under-recovered balance and to reset the balancing account to zero" means that when that balancing account reaches $50 million, APS must file an application with the Commission although it does not have to ask for a surcharge to set the balance to zero (but must file a report explaining why), and if the amount is between $50 and $100 million, there is a presumption that the bank balance will be reset to zero, meaning that the Commission has amortized the entire balance unless the Commission decides otherwise, and that APS shall not allow the balance to reach $100 million prior to seeking a refund and no longer has the discretion to not ask that the balance be reset to zero.

     The Plan of Administration should have a mechanism whereby, for each year, a tracking mechanism is set up for APS fuel and purchased power costs, where the "bank balance calculations, including all inputs and outputs", pursuant to Paragraph 20(a) of the Settlement Agreement, are recorded. At the end of the year, APS compares that year's costs that fall under the $776.2 million cap, to the base costs, and determines whether there was an over or under recovery of costs. If there is an over/under-recovery, then the 90/10 sharing incentive mechanism pursuant to Paragraph 19(c) is applied, and that amount is used to calculate the appropriate Adjustor Rate, in compliance with Paragraph 19(b) and applying the bandwidth limits set forth in Paragraph 19(d) and in Decision No. 67744. Pursuant to Paragraph 19(d), after the adjustor rate is set, "any additional recoverable or refundable amounts shall be recorded in a balancing account and shall carry over to the subsequent year or years" and shall not be subject to further sharing, and pursuant to paragraph 19(e), when the size of that balancing account reaches either plus or minus $50 million, APS has 45 days to file either for Commission approval of a surcharge to amortize the over/under recovered balance and to reset the balancing account to zero, or file a report explaining why it does not want to reset to zero.

                                                          DECISION NO. _________

     In response to APS and Staff's concern about disallowance of costs, we note that: given the cap on recovery of total costs set forth in Decision No. 67744; the increasing fuel and purchased power costs; and the effect of the 4 mil bandwidth being applied to increasing annual energy sales as growth occurs, the amount that will "carry over" to the balancing account each year will not exceed $100 million and over time will decrease, reducing the need for a surcharge. As a result, the $100 million cap on the Paragraph 19(d) balancing account in the Hatch-Miller amendment as amended will not affect either the timing or the ultimate recovery of otherwise allowable costs.

     It is clear from all the schedules and exhibits presented at the rate case settlement hearing, that no party expected that APS would reach the $776.2 million cap adopted in Decision No. 67744, and APS has not hit the cap in 2005. APS does expect that it will hit the cap in 2006. Through its hedging program, APS should have been targeting its hedges to avoid meeting that cap. However, during the hearing, APS' witness responded when asked whether, after the rate case decision, he was advised to try to hedge to keep the total purchased power and fuel costs below the $776 million cap, he responded, "no, we were not." Tr. pp 581-2. Although it may have been necessary for APS to file a rate application for other reasons that are unrelated to the PSA, APS should have already implemented policies and strategies to reduce its fuel and purchased power costs, not just sought to eliminate the cap that prevents higher costs being passed through the PSA. We expect APS to be pro-active and take all reasonable measures to obtain the lowest possible cost of fuel and purchased power.

     As Staff pointed out in its Brief, with the use of a separate tracking account, it is not clear whether the balances in the annual tracking mechanism will accrue interest. Given the size and amount of time the costs are deferred prior to beginning recovery, we believe that it is not unreasonable for the balance in the annual tracking mechanism to accrue interest.

     We want a Plan of Administration that is clear, simple to understand, and is easy for APS and Staff to follow. While it may not be difficult for accountants to understand and follow schedules such as those contained in Staff's late-filed exhibit S-6, Schedule 4, the Commission needs to be able to readily see how APS' PSA is functioning. To that end, we need a Plan of Administration that implements Decision No. 67744 and that contains: (1) a schedule/account by year that tracks/records

                                                         DECISION NO. __________
on a monthly basis, APS' over/under-recovery of its actual costs of fuel and purchased power as compared to the base cost, subject to the $776 million cap ("Annual Tracking Account"); (2) a schedule/account by year that shows/records (after the comparison of that year's actual versus collected base fuel and purchased power costs, subject to the cap, and after application of the 90/10 sharing mechanism) the amount that is available to be recovered through the PSA; the amount that can be collected through the 4 mil adjustor and the applicable adjustor rate(15); and that tracks/records collections per month and the monthly ending balance remaining to be collected ("Annual Adjustor Account"); (3) a schedule/account that shows/records the amount (after the application of the 4 mil adjustor) that remains to be refunded or collected through either a surcharge or through the next year's 4 mil adjustor, as well as any interest accruals ("Paragraph 19(d) Balancing Account"); and (4) a schedule/account that shows/records any surcharge approved, including the amount, timing, rate, and whether interest is applied; and that tracks/records collections per month and the monthly ending balance remaining to be collected ("Surcharge Account"). Each of these accounts should be recorded and reported on separate schedules. This will insure that any amount of APS' "under-recovery" or over-recovery of costs and the amount of any costs not yet addressed by the Commission are clearly demonstrated and should prevent the difficulty in trying to determine what assumptions are included, but not stated, in the balancing account schedules.(16)

     The Plan of Administration as described herein is consistent with the language of the Settlement Agreement, the discussion at the Special Open Meeting voting on the order, and with the determinations in the Decision.

     We agree with the Staff recommendations that: a Plan of Administration consistent with this Decision should be filed within 15 days; that wheeling costs are included in the PSA; and that brokerage costs are not included.

----------
(15) Annual projected sales should be used to calculate the adjustor rate and surcharges. See rate case transcript pp 1216- 1221. This will reduce the "true-up" necessary at the end of the year, and in a period of growth, will reduce the impact of the adjustor on an individual customer basis.

(16) See discussion in transcript pp. 635-643 where the amount of uncollected deferrals includes the balance of amounts being recovered through surcharges and adjustors, thereby skewing the information to appear deferrals have not been acted upon by the Commission; and pp. 612-619 concerning unstated assumptions about removal of the $776.2 million cap.

                                                         DECISION NO. __________

     APS filed a rate application on November 4, 2005. If APS or the parties wish to propose a PSA other than the one we adopted in Decision No. 67744, that rate process would be the appropriate place to make such a proposal.

                              SURCHARGE APPLICATION

     APS filed its Application for a Surcharge on July 22, 2005, requesting that the Commission approve a PSA surcharge of $.001770 per kWh, to be effective on November 1, 2005. According to the application, the surcharge is necessary in order to allow recovery of $100 million on unrecovered fuel and purchased power costs over a two-year period and would increase the Company's revenues by 2.2 percent temporarily. APS also requested that the $100 million "be eliminated from future calculations of the PSA bank balance for purposes of determining when APS is required by Decision No. 67744 to seek an additional PSA surcharge." According to the application, the continued high cost of natural gas and purchased power "has resulted in a significant under-collection by APS of power supply costs since April 1, 2005." And despite the Company's hedging program, "this large under-collection occurred because the base fuel costs figure adopted by Decision No. 67744 of $.020743 per kWh was premised on 2003 fuel and purchased power prices."

     On September 14, 2005, Staff made a filing that indicated that Staff, APS, and RUCO had discussed limiting issues so that the proceeding may occur in a timely manner. APS agreed to withdraw $20 million of increased costs associated with Palo Verde outages from consideration in the surcharge application, with the costs to be deferred and considered by the Commission in a later proceeding. Further, Staff and APS agreed that any approval of recovery of costs in this proceeding would not impair the Commission's ability to consider whether those costs are imprudent or otherwise subject to disallowance in a later rate case or other proceeding specifically intended to consider the reasonableness of the costs.

     Peter Ewen testified in support of APS' modified request to recover $80 million over 24 months with a surcharge of $.001416 per kWh. Mr. Ewen testified that from April 1, 2005 through August 31, 2005, APS under-collected $147.7 million in fuel expenses, with $115.2 million deferred and $12.5 million paid for by APS shareholders. According to Mr. Ewen, higher fuel prices account for $45 million; the incremental sales growth since 2003 accounts for $13 million; and $30 million is

                                                         DECISION NO. __________
under-collected "simply because the monthly pattern of fuel costs is at its highest during the spring and summer periods captured in this filing." Ewen direct testimony p. 3. Prices for natural gas and purchased power during the April - August 2005 time period were 23 percent and 46 percent higher, respectively, than for the same period in 2003. Ewen direct testimony p. 6. Mr. Ewen testified that the change in gas and power prices contributed to lower off-system sales margins. A significant contributor to the fuel expense under-collection is the incremental load growth. Mr. Ewen testified that for every 1,000 MWh APS has added, it "ends up short by $29,000." Ewen direct testimony p. 8. The monthly pattern of fuel expenses includes higher costs in the summer months that are expected to be moderated out by lower costs in the spring and fall months. Mr. Ewen testified, however, that because of higher fuel prices and growth, this pattern helped APS to reach the $100 million threshold for filing for a surcharge and will not act as a self-correction.

     William Gehlen testified about the surcharge application on behalf of Staff. Mr. Gehlen testified that Staff recommends approval of the $80 million surcharge collected over a period of 24 months. The impact on the average summer residential bill would be an increase of $1.48 per month (1.3 percent) and an increase of $0.96 per month (1.6%) on the average winter residential bill. Staff reviewed the surcharge application for reasonableness, comparing natural gas and purchased power costs to known market information and also performed a "high level overview" of APS' natural gas, purchased power, coal and nuclear fuel procurement practices. Staff did not perform a prudence review, indicating that such a review is typically performed during a rate case. In the coming year, Staff intends to conduct prudence reviews that would include the $80 million in costs included in this surcharge application, as well as the $20 million associated with the Palo Verde outages that were withdrawn from this application. Staffs analysis indicated that the base rate fuel amount, which was based upon 2003 cost data, is inadequate to compensate for a growing peak load requirement which is being met with gas-fired generation and purchased power. Staff found that between 2003 and the third quarter of 2005, natural gas prices have increased 58 percent and purchased power prices have increased 45 percent. Mr. Gehlen testified that given the state of the natural gas market, the under-collected balance is likely to grow over the near term and that denying or delaying the surcharge request will result in future surcharge requests of even greater magnitude. Staff believes that there is

                                                         DECISION NO. __________
some value in addressing the current under-collection now so that the effect of increased costs can be spread over time.

     Staff recommended that:

     - The $0.001416 per kWh surcharge be approved and remain in effect until it collects $80 million or two years have elapsed from the date of Commission approval, whichever comes first;

     - The approval of the surcharge not impair the Commission's ability to consider whether the costs are imprudent or otherwise subject to disallowance and true-up/refund in a later rate case or other proceeding;

     - APS provide the Power Supply Adjustor Report within 30 days of the end of the reporting period; and that

     - APS provide with the Power Supply Adjustor Report, a monthly projection for the next 12 month period showing the estimated under/over-collected balance in the PSA balancing account utilizing the latest forward price curves for natural gas and purchased power.

     We agree with Staff's recommendations concerning the modifications to the PSA report, with the clarifications contained in APS witness Ewen's testimony, and will require APS to modify its PSA reports accordingly and consistent with the accounts created herein as well as our findings on the revised Plan of Administration.

     Given our determination above, that pursuant to Decision No. 67744, a surcharge is only available from the "Paragraph 19(d) additional recoverable or refundable amounts balancing account" and since there is no balance in this account(17), this application for a surcharge is premature and therefore should be denied. As a result of the $776.2 million cap and the application of the 4 mil adjustor, the $100 million cap on the "Paragraph 19(d) additional recoverable or refundable amounts balancing account" will not result in disallowance of any otherwise allowable, recoverable cost. As was discussed in the Special Open Meeting resulting in Decision No. 67744, it will be up to APS to monitor that balance and seek a surcharge to insure that it does not exceed $100 million.

     It seems from the evidence that APS' interpretation of our decision was one of the reasons it was prompted to apply for a surcharge - in order to preserve its ability to recover costs that it feared may be disallowed. This Decision does not change the amount or certainty of any deferrals that APS will be allowed to recover, it only clarifies the timing of when and to what balance a surcharge is

----------
(17) Just as the current adjustor rate is zero, the current "Paragraph 19(d) additional recoverable or refundable amounts balancing account" is zero.

                                                         DECISION NO. __________
available and to what balance the $100 million "cap" applies.

     Nothing in the Settlement Agreement or Decision No. 67744 prevents APS from applying for a surcharge before the "Paragraph 19(d) additional recoverable or refundable amounts balancing account" as described herein, reaches either plus or minus $50 million, it just requires APS to make a filing at that time. Once APS calculates the 2006 adjustor rate using the actual costs for 2005, it can apply for a surcharge to recover the amount that is carried over and put into the "Paragraph 19(d) additional recoverable or refundable amounts balancing account." As a surcharge application, the Commission could grant the request and set whatever amortization schedule that is appropriate, or it could deny the request.(18)

                                   **********

     Having considered the entire record herein and being fully advised in the premises, the Commission finds, concludes, and orders that:

                                FINDINGS OF FACT

     1. APS is a public service corporation engaged in furnishing electricity in the State of Arizona. APS provides either retail or wholesale electric service to substantially all of Arizona, with the major exception of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. APS also generates, sells and delivers electricity to wholesale customers in the western United States.

     2. On June 27, 2003, APS filed with the Commission an application for a rate increase and for approval of purchased power contract.

     3. In Decision No. 67744 (April 7, 2005), the Commission approved, with modifications, the PSA contained in the Settlement Agreement and ordered the parties to submit a PSA Plan of Administration that reflects the determinations in the Decision for Commission approval within 60 days of the effective date of the Decision.

     4. On June 6, 2005, the Commission's Utilities Division Staff filed a Notice of Filing Plan of Administration.

----------
(18) It is possible that surcharges may be timed to begin at the same time as an adjustor in order to avoid repeated rate impacts on customers.

                                                         DECISION NO. __________

     5. On July 22, 2005, APS filed with the Commission an application for approval of a PSA surcharge.

     6. On September 14, 2005, the matters were consolidated for purposes of hearing.

     7. On September 14, 2005, Staff filed a proposed procedural schedule. The filing also indicated that Staff, APS, and RUCO had discussed limiting the issues. APS agreed to withdraw $20 million of increased costs associated with Palo Verde outages from consideration in the surcharge application, with the costs to be deferred and considered by the Commission in a later proceeding. Further, Staff and APS agreed that any approval of recovery of costs in this proceeding would not impair the Commission's ability to consider whether those costs are imprudent or otherwise subject to disallowance in a later rate case or other proceeding specifically intended to consider the reasonableness of the costs.

     8. Intervention in the rate case docket was previously granted to Arizonans for Electric Choice and Competition ("AECC"), the Federal Executive Agencies ("FEA"), the Kroger Company ("Kroger"), RUCO, the Arizona Utility Investors Association, Inc., ("AUIA") and Phelps Dodge Corporation and Phelps Dodge Mining Company ("Phelps Dodge"), the Arizona Cogeneration Association/Distributed Generation Association of Arizona ("ACA" or "DEAA"), Panda Gila River, L.P. ("Panda"), Arizona Water Company ("AWC"), Southwest Gas Corporation ("SWG"), Western Resource Advocates ("WRA"), Constellation NewEnergy, Inc. ("CNE"), Strategic Energy, L.L.C. ("SEL"), Dome Valley Energy Partners, LLC ("DVEP"), UniSource Energy Services ("UES"), Arizona Community Action Association ("ACAA"), Arizona Competitive Power Alliance ("Alliance"), the Town of Wickenburg ("Wickenburg"), the Arizona Solar Energy Industries Association ("AriSEIA"), the Arizona Association of Retired Persons ("AARP"), Southwest Energy Efficiency Project ("SWEEP"), PPL Sundance, LLC ("PPL Sundance"), PPL Southwest Generation Holdings, LLC ("PPL Southwest"), Southwestern Power Group II, LLC ("SWPG"), Mesquite Power, LLC ("Mesquite") and Bowie Power Station, LLC ("Bowie").

     9. Intervention in the surcharge docket was granted to Phelps Dodge and AECC, AZAG, Alliance, Locals 387, 640, and 769 of the Int'l Brotherhood of Electrical Workers, Mesquite, Bowie, Southwestern Power Group II, UES, the City of Scottsdale, and AUIA.

                                                         DECISION NO. __________

     10. On October 11, 2005, APS filed documentation that it had published notice of this proceeding in the Arizona Republic on October 1 and 3, 2005.

     11. The hearing was held on October 26, 27, and 28, 2005.

     12. APS presented testimony from David Rumolo, Steven Wheeler, Thomas Carlson, and Peter Ewen. Staff presented testimony from Bob Gray, Barbara Keene, and William Gehlen. RUCO presented testimony from Marylee Diaz Cortez.

     13. No members of the public made public comment at the evidentiary hearing, but the Commission received and docketed approximately 25 customer comments in opposition to the surcharge application.

     14. On November 8, 2005, APS filed its late-filed exhibits 10, 11, 12, and 13.

     15. On November 9, 2005, Staff filed its late-filed exhibit 6.

     16. On November 14, 2005, APS filed a Motion to Extend Time for Filing Briefs. The Motion requested that the time for filing briefs be extended from November 16, 2005 to November 21, 2005.

     17. On November 15, 2005, AECC filed its brief.

     18. On November 15, 2005, a Procedural Order was issued granting APS' Motion and extended the time for filing briefs until November 21, 2005.

     19. On November 16, 2005, AUIA filed its brief.

     20. On November 21, 2005, APS, Staff, and RUCO filed closing briefs.

     21. On November 23, 2005, Commission Gleason docketed a letter written to APS seeking "APS" best estimates for 2005 through 2010 of 'Annual Native Load Sales' and 'Net Fuel and PP Costs'".

     22. On December 9, 2005, Commissioner Gleason docketed a letter to APS inquiring why APS had not responded to his November 23, 2005 letter, and asking for a response.

     23. On December 12, 2005, APS responded that the information was being updated and would be provided by the end of the week.

                                                         DECISION NO. __________

     24. On December 15, 2005, APS' counsel docketed a letter to Commissioner Gleason indicating that it had completed its response to the Commissioner's November 23, 2005 letter, and had provided the confidential financial information to the Commission's Staff.

     25. On October 17, 2005, Staff docketed a revised Plan of Administration.

     26. The purpose of the PSA is to track changes in APS' cost of obtaining power supplies by comparing actual costs on a going forward basis to the base cost of $0.020743 per kWh established by Decision No. 67744.

     27. The major features of the PSA as proposed by the parties include: (1) a 90 percent ratepayer/10 percent APS sharing mechanism, (2) the inclusion of off-system sales revenue, (3) the inclusion of fuel and purchased power costs,
(4) an Adjustor Rate, (5) a bandwidth on changes in the Adjuster Rate of plus or minus $0.004 per kWh in a year and over the life of the PSA, (6) a balancing account, (7) a Surcharge mechanism, and (8) a limit of $776,200,000 on annual power supply costs.

     28. The results of the PSA mechanism are applied to customer bills through the Adjustor Rate.

     29. Decision No. 67744 adopted a balancing account pursuant to Paragraph 19(d) of the Settlement Agreement to record "any additional recoverable or refundable amounts" which shall carry over to subsequent year or years without additional sharing.

     30. Surcharges are available from amounts recorded in the Paragraph 19(d) Balancing Account.

     31. The $100 million cap applies to the amounts recorded in the Paragraph 19(d) Balancing Account.

     32. The $776.2 million annual cap on fuel and purchased power costs adopted in Decision No. 67744 applies to the amount to be included in the annual PSA, including the amount collected through the adjustor rate and the amount "carried over" into the Paragraph 19(d) Balancing Account.

     33. Wheeling costs are allowed in the PSA, but brokerage costs are not.

     34. The current Adjustor rate is zero and the current balance in the Paragraph 19(d) Balancing Account is zero.

     35. APS' application for a surcharge is premature and should be denied.

                                                         DECISION NO. __________

     36. The Adjustor Rate will be reset to become effective April 1, 2006 unless suspended by the Commission.

     37. APS shall establish an Annual Tracking Account, a Paragraph 19(d) Balancing Account, an Annual Adjustor Account, and a Surcharge Account as discussed herein.

     38. APS shall maintain schedules for each account separately and shall provide monthly reports as set forth in the October 15, 2005 Revised Plan of Administration.

     39. APS should modify its PSA reports as described in Staff's testimony, with the clarifications addressed in APS witness Ewen's testimony and in conformance with our discussion herein.

     40. Interest should be applied to the Annual Tracking Account.

     41. All fuel and purchased power costs are subject to a prudency review and nothing in this Decision makes any finding concerning the prudency of any of APS costs.

     42. APS shall file a new Adjustment Schedule PSA-1, Power Supply Adjustor, consistent with this Decision, within 15 days.

                               CONCLUSIONS OF LAW

     1. Arizona Public Service Company is a public service corporation within the meaning of Article XV, Section 2 of the Arizona Constitution.

     2. The Commission has jurisdiction over APS and of the subject matter of the instant proceeding.

     3. Notice of the application was provided as required by law.

     4. The revised PSA Plan of Administration submitted by the parties must be revised to be consistent with the determinations in Decision No. 67744 and those made herein.

     5. APS should modify its PSA reports as described herein.

     6. APS shall file a new Adjustment Schedule PSA-1 Power Supply Adjustor consistent with this Decision.

     7. The surcharge application is premature and therefore denied.

     ...

     ...

                                                         DECISION NO. __________

                                      ORDER

     IT IS THEREFORE ORDERED that the parties shall submit a revised Plan of Administration as discussed herein, within 15 days of this Decision.

     IT IS FURTHER ORDERED that such Plan of Administration shall become effective within 30 days of its filing, unless an objection is filed with Docket Control.

     IT IS FURTHER ORDERED that Arizona Public Service Company shall modify its PSA reports as set forth herein.

     IT IS FURTHER ORDERED that Arizona Public Service Company shall file a new Adjustment Schedule PSA-1, Power Supply Adjustor, consistent with this Decision, within 15 days.

     IT IS FURTHER ORDERED that Arizona Public Service Company's application for a surcharge is premature and therefore denied.

     IT IS FURTHER ORDERED that this Decision shall become effective immediately.

                 BY ORDER OF THE ARIZONA CORPORATION COMMISSION.


-------------------------------------   ----------------------------------------
               CHAIRMAN                               COMMISSIONER


-------------------------   ------------------------   -------------------------
       COMMISSIONER               COMMISSIONER                COMMISSIONER

                                        IN WITNESS WHEREOF, I, BRIAN C. McNEIL,
                                        Executive Director of the Arizona
                                        Corporation Commission, have hereunto
                                        set my hand and caused the official seal of the Commission to be affixed at the Capitol, in the City of Phoenix, this _______ day of _____________, 2006.


                                        ----------------------------------------
                                        BRIAN C. McNEIL
                                        EXECUTIVE DIRECTOR

DISSENT _____________________________

DISSENT _____________________________

                                                         DECISION NO. __________

SERVICE LIST FOR: ARIZONA PUBLIC SERVICE COMPANY

DOCKET NOS.: E-01345A-03-0437 and E-01345A-05-0526

THOMAS L. MUMAW
PINNACLE WEST CAPITAL CORPORATION
P.O. Box 53999, MS 8695
PHOENIX AZ 85072-3999

KIMBERLY GROUSE
SNELL & WILMER
ONE ARIZONA CENTER
400 E. VAN BUREN STREET
PHOENIX AZ 85004-2202

C. WEBB CROCKETT
FENNEMORE CRAIG
3003 N. CENTRAL AVENUE, STE. 2600
PHOENIX AZ 85012

MICHAEL L.KURTZ
BOEHM, KURTZ & LOWRY
36 E. SEVENTH STREET, STE. 210
CINCINNATI OH 45202

SCOTT WAKEFIELD
RUCO
1110W. WASHINGTON STREET, STE. 220
PHOENIX AZ 85007

WALTER W. MEEK
AUIA
2100 N. CENTRAL AVENUE, STE. 210
PHOENIX AZ 85067

NICHOLAS J. ENOCH
LUBIN & ENOCH
349 N. FOURTH AVENUE
PHOENIX AZ 85003

BILL MURPHY
MURPHY CONSULTING
2422 E. PALO VERDE DRIVE
PHOENIX AZ 85016

JAY L. SHAPIRO
FENNEMORE CRAIG
3003 N. CENTRAL AVENUE, STE. 2600
PHOENIX AZ 85012

CYNTHIA ZWICK
ARIZONA COMMUNITY ACTION ASSOCIATION
2700 N 3RD STREET, STE. 3040
PHOENIX AZ 85004

JAMES M. VAN NOSTRAND
STOEL RIVES
900 SW FIFTH AVENUE, STE. 2600
PORTLAND OR 97204

GREG PATTERSON
ARIZONA COMPETITIVE POWER ALLIANCE
916 WEST ADAMS, STE. 3
PHOENIX AZ 85007

S. DAVID CHILDERS
LOW & CHILDERS, P.C.
2999 N. 44TH STREET, SUITE 250
PHOENIX AZ 85018

MICHAEL A. CURTIS
CURTIS, GOODWIN, SULLIVAN, UDALL &
SCHWAB PLC
2712 N. SEVENTH STREET
PHOENIX AZ 85006-1090

REBECCA C. SALISBURY
59TH FIGHTER WING JA
7383 N. LITCHFIELD ROAD
LUKE AFB AZ 85309-1540

ALLEN GLENN ERICKSON
139 BARNES DRIVE
AFCESA/ULT
TYNDALL AFB FL 32403

MICHAEL L. KURTZ
BOEHM, KURTZ & LOWRY
36 E. 7TH STREET, STE. 2110
CINCINNATI OH 45202

J. WILLIAM MOORE
1144 E. JEFFERSON
PHOENIX AZ 85034

LAWRENCE V. ROBERTSON, JR.
MUNGER CHADWICH
333 N. WILMOT, STE. 300
TUCSON AZ 85711

ROBERT W.GEAKE

                                                         DECISION NO. __________

ARIZONA WATER COMPANY
PO BOX 29006
PHOENIX AZ 85038

ANDREW W. BETTWY
SOUTHWEST GAS
5241 SPRING MOUNTAIN ROAD
LAS VEGAS NV 89150

TIMOTHY H. HOGAN
ARIZONA CENTER FOR LAW IN PUBLIC
INTEREST
202 E. MCDOWELL ROAD, STE. 153
PHOENIX AZ 85004

MICHAEL PATTEN
ROSHKA DeWULF & PATTEN
400 E. VAN BUREN, STE. 800
PHOENIX AZ 85004

DEBORAH SCOTT
UNISOURCE ENERGY SERVICES
ONE SOUTH CHURCH STREET, STE. 200
TUCSON AZ 85702

JON POSTON
AARP ELECTRIC RATE PROJECT
6733 EAST DALE LANE
CAVE CREEK AZ 85331

CORALETTE HANNON
AARP DEPARTMENT OF STATE AFFAIRS
6705 REEDY CREEK ROAD
CHARLOTTE NC 28215

MARVIN S COHEN
SACKS TIERNEY
4250 NORTH DRINKWATER BLVD., 4TH FLOOR
SCOTTSDALE AZ 85251-3693

JAY I. MOYES
Moyes Storey
1850 N. CENTRAL AVENUE, STE. 1100
PHOENIX AZ 85004

JESS A. DILLON
PPL SERVICES CORPORATION
TWO N. NINTH STREET
ALLENTOWN PA 18101

JEFF SCHLEGEL
SWEEP ARIZONA REPRESENTATIVE
1167 W. SAMALAYUCA DRIVE
TUCSON AZ 85704

PAUL R. MICHAUD
MICHAUD LAW FIRM
23 CRIMSON HEIGHTS ROAD
PORTLAND CT 06480

ROBERT ANNAN
ANNAN GROUP
6605 E. EVENING FLOW DRIVE
PHOENIX AZ 85262

DOUGLAS V. FANT
AZCONGEN ASSOC.
80 E. COLUMBUS
PHOENIX AZ 85012

RAYMOND S. HEYMAN
UNISOURCE ENERGY CORPORATION
ONE SOURTH CHURCH, STE. 1820
TUCSON AZ 85701

DONNA M. BRONSKI
CITY OF SCOTTSDALE
3939 DRINKWATER BLVD.
SCOTTSDALE AZ 85251

CHRISTOPHER KEMPLEY, CHIEF COUNSEL
LEGAL DIVISION
ARIZONA CORPORATION COMMISSION
1200 WEST WASHINGTON STREET
PHOENIX, AZ 85007

ERNEST G. JOHNSON, DIRECTOR
UTILITIES DIVISION
ARIZONA CORPORATION COMMISSION
1200 WEST WASHINGTON STREET
PHOENIX, AZ 85007

                                                         DECISION NO. __________